UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: February 9, 2007 (Date of earliest event reported: February 7, 2007)
LAZY DAYS’ R.V. CENTER, INC. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Florida (State or other jurisdiction of incorporation)	333-114210 (Commission File Number)	59-1764794 (IRS Employer Identification No.)
6130 Lazy Days Boulevard Seffner, Florida 33584-2968 (Address of Principal Executive Offices, including Zip Code)
(800) 626-7800 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain  Officers; Compensatory Arrangements of Certain Officers.

Donald W Wallace has announced his intent to retire from his employment as Chairman with Lazy Days R.V. Center, Inc. (the “Company”) effective as of August 2, 2007 (the “Effective Date”) and Mr. Wallace announced his intent to retire as a Director of the Company and Chairman of its Board of Directors, effective immediately. Mr. Wallace founded Lazydays in 1976 and has provided valuable leadership to the Company for over 30 years, serving as Chief Executive Officer and President until 2005, when he was appointed Chairman. Mr. Wallace is widely recognized throughout the RV industry as an innovator in RV retailing, having pioneered the RV SuperCenter concept. Mr. Wallace had the distinct honor of being recognized as the “RV Executive of the Year” in 1993 by RV News magazine and in 2004 as the “Florida Entrepreneur of the Year” by Ernst & Young LLP.

On February 7, 2007 (the “Execution Date”), Mr. Wallace and the Company entered into a Retirement Agreement (the “Retirement Agreement”). The Retirement Agreement states terms for the continued payment of salary and benefits to Mr. Wallace from the Execution Date through the Effective Date. The Retirement Agreement further provides that the Company will deposit a total of $1,000,000 in six equal installments into an escrow account, to be paid to Mr. Wallace on the seventh day following his execution and delivery of a mutual release of claims between the Company and Mr. Wallace. That certain Non-Compete and Covenant Agreement, dated May 14, 2004 by and among Mr. Wallace, R.V. Acquisition Inc., Bruckmann, Rosser, Sherill & Co. II, L.P. and the Company shall remain in full force and effect up to and following the Execution Date.

A copy of the press release dated February 9, 2007 announcing the retirement of Mr. Wallace is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) The following item is included as an Exhibit to this report:

99.1 Press Release dated as of February 9, 2007.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 9, 2007

                                                   LAZYDAYS' R.V. CENTER, INC.

                                   By: /s/ John Horton
                                   Name: John Horton
                                   Title:  Chief Executive Officer